United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 24, 2009
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On February 24, 2009, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended January 30, 2009, and hosted a conference call to discuss the financial results for the quarter ended January 30, 2009. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated February 24, 2009, announcing financial results for the quarter ended January 30, 2009
99.2	Transcript of conference call held on February 24, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2009	Applied Signal Technology, Inc. (Registrant) By: /s/ James E. Doyle James E. Doyle Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated February 24, 2009, announcing financial results for the quarter ended January 30, 2009
99.2	Transcript of conference call held on February 24, 2009

Exhibit 99.1
Press Release dated February 24, 2009, announcing financial results for the quarter ended January 30, 2009

Applied Signal Technology, Inc.
Announces Strong First Quarter Operating Results

— Operating Income Increases 137% to $5.6 Million —
— Diluted EPS Increases 125% to $0.27 versus Year-ago Level of $0.12 —
— New Orders Increase 23.2% to $33.1 Million —

Sunnyvale, CA. February 24, 2009 - Applied Signal Technology, Inc. (NASDAQ - APSG) today announced operating results for the first quarter fiscal year 2009, ended January 30, 2009. Revenues for the first quarter increased 6.2% to $45.4 million versus $42.7 million in the year-ago period. Net income for the first quarter of fiscal 2009 grew by 133% to $3.5 million versus $1.5 million in the year-ago period. Earnings per diluted share for the period were $0.27 as compared to $0.12 in the same period of the prior year, an increase of 125%.

William Van Vleet, President and Chief Executive Officer of Applied Signal Technology, Inc., commented “Our strong first quarter financial performance was driven by both continued increases in sales and by a more efficient operating structure. With respect to revenue growth, we continued to see good levels of demand for our core suite of SIGINT products and an excellent adoption rate for our new tactical wireless product, the Model 680 Raider. This product was also a significant factor in new orders. We also made progress in our strategy to generate operating profitability improvement by reducing stock compensation expense.”

Mr. Van Vleet further commented, “We remain focused on capturing organic growth opportunities across several categories of existing products and those in development, and on lowering our cost structure to reinforce our competitiveness on a broader range of programs. Additionally, we will continue to look for ways to utilize the strategic advantages provided to us by our strong capital position to execute new, complementary growth opportunities.”

The Company’s operating income for the first quarter of fiscal 2009 increased by 137% to $5,648,000 as compared to $2,380,000 for the first quarter of fiscal year 2008. This improvement was driven by several factors. The Company noted that in addition to growth in operating income due to the revenue increase it had: reduced stock-based compensation expense by approximately $1 million; program profitability improved by approximately $0.9 million; and royalties associated with the licensing of intellectual property into commercial satellite communications markets increased by $0.6 million. The Company also noted that firm fixed price contracts contributed approximately $0.5 million to operating income due to the one-time effect of a change in the Company’s method of allocating indirect costs to contracts to better reflect the nature of its work particularly on certain programs that utilize off-the-shelf hardware solutions. The impact of this change in the method of allocation is expected to be reflected only in the first quarter of 2009.

The Company also noted that its effective tax rate for fiscal year 2009 is estimated to be approximately 39.0% compared to the Company’s fiscal year 2008 effective tax rate of 40.8%. This improvement is primarily due to a change in the terms of the Company’s employee stock purchase plan that decreased the stock-based compensation expense incurred.

New orders received during the first quarter of fiscal year 2009 increased by 23.2% to $33,121,000 as compared to new orders of $26,889,000 received during the first quarter of fiscal year 2008. New orders increased primarily because of the demand for the Company’s new Raider product.

Mr. Van Vleet concluded, “Our first quarter results provide a firm foundation for fiscal 2009, resulting from improvements in continuing operations and increased profitability as a result of one time events. We are intent on providing cutting edge strategic and tactical solutions to protect the vital interests of our nation and to deliver the best possible value to our shareholders.”

Attached to this news release are condensed, consolidated statements of income, balance sheets and statements of cash flows for the first quarter of fiscal year 2009 ended January 30, 2009.

Conference Call

The Company will host a conference call on February 24, 2009 to discuss first quarter fiscal 2009 results. If you wish to participate in the conference call, please dial 1-877-407-8031 for domestic callers or 1-201-689-8031 for international callers on February 24, 2009 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously at the Web site www.InvestorCalendar.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

About Applied Signal Technology

Applied Signal Technology, Inc. provides advanced intelligence, surveillance and reconnaissance (ISR) products, systems and services to enhance global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Safe Harbor Language

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and levels of demand for its core suite of SIGINT products, the adoption rate on new products, the Company’s ability to generate operating profitability improvement by reducing expenses, and the Company’s ability to increase license revenues, our ability to execute new, complementary growth opportunities, and our ability to improve our cost structure to become incrementally competitive are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2008. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
For the Periods Ended January 30, 2009, and February 1, 2008
(in thousands except per share data)

	January 30, 2009	February 1, 2008
Revenues from contracts	43,687	41,610
Revenues from royalty agreements	1,697 ----------	1,115 ----------
Total revenues	45,384	$42,725

Operating expenses:
Contract costs	31,531	29,371
Research and development	3,075	2,979
General and administrative	5,130 ----------	7,995 ----------

Total operating expenses	39,736 ----------	40,345 ----------

Operating income	5,648	2,380
Interest income/(expense), net	112 ----------	233 ----------

Income before provision for income taxes	5,760	2,613
Provision for income taxes	2,245 ----------	1,125 ----------

Net income	3,515 ========	$1,488 ========

Net income per share - basic	$0.28	$0.12
Average shares - basic	12,754	12,344

Net income per share - diluted	$0.27	$0.12
Average shares - diluted	12,973	12,517

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	January 30, 2009	October 31, 2008
Assets
Current assets:
Cash and cash equivalents	$8,019	$4,668
Short term investments	39,296 ----------	45,045 ----------
Cash, cash equivalents, and short term investments	47,315	49,713
Accounts receivable	42,156	40,115
Inventory	8,880	8,141
Refundable income tax	—	—
Other current assets	11,364 ----------	10,155 ----------
Total current assets	109,715	108,124

Property and equipment, at cost	66,807	65,773
Accumulated depreciation and amortization	(52,013) ----------	(50,660) ----------
Net property and equipment	14,794	15,113

Goodwill	19,964	19,964

Intangible assets, net	144	162

Long-term deferred tax asset, net	4,425	4,410
Long term investment	9,438	9,381
Other assets	849 ----------	865 ----------

Total assets	$159,329 ========	$158,019 ========

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$16,204	$20,070
Notes payable	1,429	1,429
Income taxes payable	2,099	498
Other accrued liabilities	3,464 ----------	3,513 ----------
Total current liabilities	23,196	25,510

Long-term liabilities:
Long-term notes payable	3,571	3,929
Other long-term liabilities	3,711 ----------	3,847 ----------
Total long-term liabilities	7,282	7,776

Shareholders' equity	128,851 ----------	124,733 ----------

Total liabilities and shareholders' equity	$159,329 ========	$158,019 ========

Applied Signal Technology, Inc.
Consolidated Statements of Cash Flows
Increase (decrease) in Cash
(in thousands)

	———Three Months Ended ———
	January 30, 2009	February 1, 2008
Operating activities:

Net income	$3,515	1,488

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,500	1,499
Stock-based compensation	617	1,631
Excess tax benefits from stock-based payment arrangements	(35)	(17)

Adjustments to reconcile net income to net cash provided
Accounts receivable	(2,041)	1,498
Refundable income taxes	—	(75)
Inventory, prepaids, and other current assets	(1,947)	(1,064)
Accrued lease incentives	—	877
Accounts payable, taxes payable and accrued liabilities	(2,529) ----------	(232) ----------

Net cash provided by (used in) operating activities	(920)	5,605

Investing activities:

Purchase of available-for-sale securities	(12,694)	(22,928)
Maturity of available-for-sale securities	18,350	19,450
Additions to property and equipment	(1,041) ----------	(828) ----------

Net cash provided by (used in) investing activities	4,615	(4,306)

Financing Activities:

Issuance of Common Stock	1,683	1,707
Shares repurchased for tax withholding of vested restricted stock awards	(101)	(52)
Excess tax benefits from stock-based payment arrangements	35	17
Term loan	(358)	(476)
Dividends Paid	(1,603) ----------	(1,549) ----------

Net cash (used in) financing activities	(344)	(353)

Net increase (decrease) in cash	3,351	946
Cash, beginning of period	4,668 ----------	5,250 ----------
Cash, end of period	$8,019 ========	6,196 ========

Supplemental disclosure of cash flow information:
Interest paid	79	110
Income taxes paid	659	744

Exhibit 99.2
Transcript of conference call held on February 24, 2009

CORPORATE PARTICIPANTS

Bill Van Vleet

Applied Signal Technology – CEO

Jim Doyle

Applied Signal Technology – CFO

CONFERENCE CALL PARTICIPANTS

Michael Lewis

BB&T Capital Markets – Analyst

Jim McIlree

Collins Stewart – Analyst

Steve Levenson

Stifel Nicolaus – Analyst

Myles Walton

Oppenheimer & Co. – Analyst

Patrick McCarthy

Friedman, Billings, Ramsey Group, Inc. – Analyst

PRESENTATION

Operator

Greetings, and welcome to the Applied Signal Technology first quarter 2009 conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions). It is now my pleasure to introduce your host, Bill Van Vleet, Chief Executive Officer for Applied Signal Technology. Thank you. Mr. Van Vleet, you may begin.

Bill Van Vleet – Applied Signal Technology – CEO

Thank you, Doug. Good afternoon, and thank you for joining us to review our first quarter performance. With me today is Jim Doyle, our Chief Financial officer.

Before I begin, I would like to summarize our Safe Harbor Statement, which is -- our presentation today may contain forward-looking statements which reflect the Company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company’s recent 10-Qs and 10-K.

This year, specifically in January, we celebrated our 25th anniversary. We commemorated the event with celebrations at our headquarters in Sunnyvale, California and in Washington, DC. For the Company, we’re proud of the technical heritage that we’ve established over the last 25 years and we look forward to the future. With that as a background, the question that I’m sure is on everyone’s minds is, what have you done for us lately? I’ll have Jim go through the results of the first quarter in detail in a few moments, but I would like to run through the highlights.

The revenues for the quarter increased by 6.2% to $45.4 million. This was primarily due to strong sales of our RAIDER product and to a continued demand for our core suite of SIGINT products. In addition, we’ve had an increase in royalty revenue for commercial applications of our broadband technology. Our operating profit was very strong, rising 137% to $5.6 million. We’re obviously very pleased with this, and while some of the margin increase comes from nonrecurring items, we’ve also made good progress in terms of adjusting our cost structure to become more competitive.

The earnings per share were also strong at $0.27 a share for the quarter, which is up from just $0.12 in the same quarter of last year. And while we’re pleased to outperform the Street expectations significantly, due to the nature of some of the outperformance, this isn’t necessarily indicative of the kind of profitability enhancement we expect to see in the other quarters for the remainder of the year. New orders received in the quarter were up 23% to $33.1 million. As with the revenues, the bulk of this increase is the result of continuing demand for our RAIDER product and the continued demand for our core suite of SIGINT products.

This quarter represents a strong start to the fiscal year. I would like to address a few issues which I know are everyone’s mind. First, I would like to share my thoughts about the funding environment for intelligent surveillance and reconnaissance products and services in general. In short, it continues to be good. We’re all aware of the significant cuts in the defense budget that seem to be on the horizon at the top line. I would like to remind you that only about 20% of our total revenues are derived from the DOD.

Recently, I’ve had a number of conversations with our other customers, and they said that while they don’t expect to see significant growth in their budgets, they have communicated they expect to see significant stability over the next several years, which we believe is positive for us. We believe that our core intelligence surveillance reconnaissance business is highly important on a strategic level for those customers because of the rapid pace of communications technology development and proliferation. There’s a need to recapitalize a good deal of older equipment and so we’re comfortable that our business base will perform well over an extended period of time. I also believe that our effort to create a more competitive cost structure enables us to address a wider range of programs and expand our market share.

Our products are aimed at the tactical ISR market, are also increasingly important. The progress we’ve made with respect to incorporating low size, weight and power, or what we call SWAP into our product design is really helping open up new market opportunities for us. This includes some great systems that are deployable on even the smaller classes of [UAVs] and in man portable systems. We think these are going to prove very attractive solutions to customers in the future.

In simple terms, as it relates to the UAV platforms, what we’re doing is adding ears to the eyes of the sky that will give commanders effectively talking pictures that include every signal emitter on the battle field, whether it be radar, wireless communications, laser cellular phones, and so on. This is technology that is marketable to the full range of our customers.

You may have seen in a recent press release that we successfully tested a Phase I development project of this kind of system and received an award to fund Phase II development. We’re very pleased with our development progress on that and looking forward to the next stages of the program.

As most of are you aware, research and development drives this business, and to maintain and enhance our competitive advantage in the marketplace, our rate of spending on that front is significantly more than most of our competitors. The recent award I just mentioned is really important, not for its size, which is relatively small, but for the validation of the ELINT work that went into it, which has literally been years in the making. We’re very proud of our engineering group in that respect and very pleased to have our first government contract for a miniature ELINT product.

We’re also making good progress in the research and development for sensor technology. Our towed synthetic aperture sonar or SAS product, which has both defense and commercial applications, is contributing to results, although broad market acceptance is still in the future. We recently completed very successful demonstrations of this capability off the coast of Santa Barbara last week and produced outstanding imagery of underwater pipelines that demonstrate the product’s utility to both Homeland Security and petrochemical markets. Beyond that product, we’re working on a variety of other products with applications to antisubmarine warfare using radar and magnetic sensors.

Before I turn the call over to Jim, I would like to reiterate what I’ve been saying about our capital resources. Gary Yancey built an incredible platform here, and particularly as we celebrate our 25th year in business, we all owe him and the founding team a lot of gratitude for the fine strategic and financial position they have left us in. We have over $50 million in cash, essentially no debt, and a very low cost of equity capital because of the consistently strong performance of the business and the significance of our market opportunity. We’re taking a purposeful approach and beginning the development of a disciplined process, and I want it to be clear there is nothing imminent, but our team is serious about the strategic deployment of capital. We believe it could be in the best interest of our customers and very importantly our shareholders to utilize our capital to create incremental value in this business. Jim?

Jim Doyle – Applied Signal Technology – CFO

Thanks, Bill. Good afternoon, everyone. I’ll go through the financial review and then I’ll turn it back over to Bill and he’ll close with some final commentary.

Our revenues for the first quarter of fiscal year 2009 increased 6.2% to approximately $45.4 million compared to revenues of approximately $42.7 million for the first quarter of fiscal 2008. As Bill mentioned, revenues increased due to continued demand for our core suite of SIGINT products and a solid adoption rate for our new tactical wireless product, RAIDER. We recorded royalty income of approximately $1.7 million during the first quarter of fiscal 2009 compared to approximately $1.1 million during the same period of fiscal 2008.

Operating income for the first quarter of fiscal year 2009 increased 137% to approximately $5.6 million compared to operating income of approximately $2.4 million for the first quarter of fiscal year 2008. This improvement was driven by several factors. This improvement was driven by several factors. In addition to growth in operating income due to the revenue increase, we reduced stock-based compensation expense by approximately $1 million, program profitability improved by approximately $900,000, and royalties associated with the licensing of intellectual property in the commercial satellite communication markets increased by about $600,000, which is essentially 100% margin business. Additionally, I should note that there was a one-time benefit of approximately $500,000 to operating income due to a change in the Company’s method of allocating indirect costs to firm fixed price contracts. We believe this more accurately reflects the nature of the work, particularly on certain programs that utilize off the shelf hardware solutions. The impact of this change in the method of allocation is expected to be reflected only in the first quarter of fiscal 2009.

I want to carefully explain the change in our stock-based compensation expense for those of you creating financial models. In the first quarter, it was approximately $600,000 compared to $1.6 million during the year-ago quarter. We anticipate that we will see stock-based compensation expense of approximately $600,000 in each of the three remaining quarters of fiscal 2009. Last year, fiscal 2008, these expenses totaled approximately $4.8 million, with approximately $1.2 million incurred in the second quarter, approximately $1.2 million incurred in the third quarter, and approximately $800,000 incurred during the fourth quarter of fiscal 2008. I would also like to note that we experienced a slightly higher level of royalty income in the first quarter than we may see in future quarters of the year ahead due to the timing of royalties received. We continue to expect royalty revenues for the full year to be approximately $5 million, consistent with the fiscal 2008 level.

Net income for the first quarter of fiscal year 2009 grew by 133% to approximately $3.5 million, or $0.27 per diluted share. This compares to net income for the first quarter of fiscal year 2008 of $1.5 million, or $0.12 per diluted share. I would also call your attention to our effective tax rate for fiscal year 2009, which is estimated to be approximately 39% versus the fiscal 2008 effective tax rate of 40.8%. This improvement is primarily due to a change in the terms of the Company’s employee stock purchase plan. We are pleased with our first quarter EPS. However, it should be noted that certain one-time events accounted for approximately $0.07 per share increase.

New orders received during the first quarter of fiscal year 2009 increased by 23.2% to $33.1 million compared to new orders of approximately $27 million received during the first quarter of fiscal year 2008. New orders increased primarily because of the demand for the Company’s new RAIDER product. We continued to focus our operations on assuring program performance, maintaining a competitive cost structure, and further penetrating our core marketplace. Our customers continue to come to us with new requirements for ISR solutions, weighted heavily towards new development.

I would like to briefly review our balance sheet now. Our combined cash and investment balances at the end of the first quarter of 2009 were approximately $56.7 million, which represented a $2.4 million decrease from the $59.1 million balance at the end of last fiscal year. This decline was due to payments of employee-related cash compensation benefits such as year-end bonus payments and reductions to our vacation accruals.

Accounts receivable balances at the end of the quarter were approximately $42.2 million. Billed AR balances were approximately $20.7 million and decreased about $1.5 million during the quarter, primarily due to contract limitations on three firm fixed price contracts. Additionally, our customers allowed two billings in October on the HighBeam and [Spector] contracts, as opposed to the normal one billing per month. Unbilled AR balances of $21.5 million increased for essentially the same reasons.

The inventory balance at January 30, 2009 was approximately $8.9 million compared to approximately $8.1 million at October 31, 2008. Inventory increased primarily due to an unfavorable indirect rate variance of approximately $900,000. Prepaid and other current assets included precontract costs that facilitate fast execution of our contracts of about $2.4 million at the end of the first quarter. This compares to about $1.3 million of pre-contract costs at the end of last fiscal year. This increase is due to the timing of anticipated funding, primarily on three contracts -- HighBeam, Spector, and one of our significant services contracts.

Current liabilities are $2.3 million compared to the $2.5 million balance at the end of October 2008. The decrease was due to payments of the employee-related cash compensation benefits I just mentioned. Our bank debt continues to decline with the balance at January 30, 2009 of approximately $5.1 million. We paid dividends of approximately $1.6 million during the first quarter of fiscal 2009. The board approved our second quarter dividend was paid on February 13, 2009 to shareholders of record as of the end of January 2009.

That concludes my review. I’ll now turn it back to Bill for his closing remarks.

Bill Van Vleet – Applied Signal Technology – CEO

Thanks, Jim. In summary, this first quarter provides a good foundation and demonstrates the benefits of the strategic, operational, and financial improvements that we began to implement in 2008. We remain focused on delivering value to our customers and to our shareholders. Currently we’re very active in new business development activities. We are pleased to announce the award of the reconfigurable SIGINT payload program. We are also excited to soon receive word about the ARGOS 3 program award, which we think will be in the next couple of weeks. We recently submitted a major proposal for the next generation ASA program and we are awaiting the imminent announcement of the profit enhanced sensor program and Republic of Singapore Navy towed SAS program. In addition, we’re actively pursuing options on the aerial common sensor program, and so while we’ve gotten off to a good start, we still have a lot of opportunity available to us for the rest of the fiscal year. So with that, we would like to thank you, again, for your participation in our call today. This concludes our prepared commentary and we’ll now open the call to questions from the participants.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question comes from Michael Lewis with BB&T Capital Markets. Please proceed with your question.

Michael Lewis – BB&T Capital Markets – Analyst

Thank you for taking my question. Bill, I was wondering if you could talk a little bit more about the ACS program. Specifically what are you -- what parts of that program are you thinking about trying to bid? And do you know who your team or where your partnership will be with regard to looking at future growth opportunities there?

Bill Van Vleet – Applied Signal Technology – CEO

You bet, Michael. As you know, the RP was originally due in December on that program. It’s been slipping into February. It’s due, oh, gee, any day. Maybe as late as mid-March is what I’m hearing. The draft RP is on the street at the moment. They have had a change in their acquisition strategy in implementing a technology demonstration or TD phase that will have two awards. This will continue through a preliminary design review over I think the first contract is 18 months -- and it’ll be downselected to one prime contractor. There are three industry primes that we’re currently in discussions with all of the partners looking for rule. The value that we bring to the program are solutions for either the common payload and/or ELINT payload. The SIGINT payload to go on board the platform.

Michael Lewis – BB&T Capital Markets – Analyst

That’s helpful. Also, if I could just talk to you for a second about what exactly’s going on with Singapore SAS and profit. Is it just being pushed to the right, or is there any issues with regard to the RFPs out there? Or should we expect something -- is it a timing issue, or is there something else going on there?

Bill Van Vleet – Applied Signal Technology – CEO

Great question. On profit -- on both of them, we think they are imminent. They were supposed to be announced by February and we’re getting late in the month. So we’re really expecting it any day. I think it’s just a timing issue. On profit, that’s a major $800 million six year IDIT program for tactical SIGINT. There were three industry primes that submitted that and we’re waiting to hear that award any day. We would actually -- our ASP content would be in spiral two of the profit enhance program. As far as the Singapore Navy, that one we did submit a best in final in January on that. They were very pleased with the results. They have hunkered down now. I believe it’s in final source selection, and we think we’re, again, anticipating to hear an answer any day now.

Michael Lewis – BB&T Capital Markets – Analyst

Okay, and then -- that’s good news. Just two quick housekeeping questions here for Jim. It looked like the CapEx was much higher than I was looking for in the quarter. Is this the new sustainable rate of around $1 million a quarter, or will this back off a little bit moving into, throughout the rest of the year?

Jim Doyle – Applied Signal Technology – CFO

Well, Mike, that’s the sustainable rate throughout the year. It should -- we’ll be in that, somewhere in that range.

Michael Lewis – BB&T Capital Markets – Analyst

Okay, so we’re looking around $4 million. Okay. And then what exactly are you spending the money on? Is it new systems? What’s going on there?

Jim Doyle – Applied Signal Technology – CFO

It’s a combination of things. There is some new SCIF-related items we purchased this quarter. There’s also some modifications to some of our SCIFs that had occurred and we have done those buildouts and so we’re recognizing those costs now, so.

Bill Van Vleet – Applied Signal Technology – CEO

Kind of the routine type of thing, things that we need to support the various programs that we have.

Michael Lewis – BB&T Capital Markets – Analyst

Okay, and then -- I’m sure this is a question everyone wants to know about, is the margin range was exceptional in the quarter, and you’ve already identified that it is not sustainable level.

Bill Van Vleet – Applied Signal Technology – CEO

Right.

Michael Lewis – BB&T Capital Markets – Analyst

But can you give us some type of expectation on directionally on how we should be modeling through the end of year? In other words, do you have a plan for EBIT margin? Is there a range you could talk about with us that will keep us under control with regard to margin expectations here through the rest of the year?

Jim Doyle – Applied Signal Technology – CFO

Mike, unfortunately we can’t give forward guidance, but some of the things I can talk about, I know that we’ve talked about our operating income range in the 6% to 9% range. We would anticipate that would be in FY ‘09 at the -- towards the higher end of that range. I know you’ve historically seen it more in about the 6% operating range, and so I think on -- for the full year, we would be in, towards the higher end of that range.

As far as some of the one-time events, I can give a little bit of color on what happened there. We -- I mentioned there was the change in the method of allocating indirect costs to fixed price contracts and that accounted for about $0.5 million There was also a quarterly increase in royalty income. The royalty income was about $600,000 greater this year than it was a year ago. So there’s a bit of timing issue there and a bit of lumpiness where we had a very good first quarter with those royalty revenues and we don’t anticipate that kind of sustained performance. The last thing was last year in the first quarter, we had reenrollment of participants in our employee stock purchase plan, and that was roughly $400,000 reduction to operating income. So -- and we didn’t experience that this year. So I think maybe that gives you a little bit more color on what we might see for the year and what happened here during the first quarter.

Michael Lewis – BB&T Capital Markets – Analyst

That does. And thank you very much for that detail.

Jim Doyle – Applied Signal Technology – CFO

Sure.

Operator

Our next question comes from the line of Jim McIlree with Collins Stewart. Please proceed with your question.

Jim McIlree – Collins Stewart – Analyst

Thank you, and good afternoon.

Bill Van Vleet – Applied Signal Technology – CEO

Hi, Jim.

Jim McIlree – Collins Stewart – Analyst

Both of you mentioned strength in the RAIDER product and I think one of the comments was that it accounted for most of the order growth. Are you saying that orders for RAIDER was $5 million or more?

Bill Van Vleet – Applied Signal Technology – CEO

Yes, it was.

Jim McIlree – Collins Stewart – Analyst

And how quick is the turn on that product -- so you get an order today, when would it be delivered?

Bill Van Vleet – Applied Signal Technology – CEO

Boy, I believe we’re turning that in about six months. So from the receipt of order to delivery of the equipment, it’s about six months.

Jim Doyle – Applied Signal Technology – CFO

Yes, and what we’ve done, Jim -- to add to what Bill said, we have been building to inventory. And so that does help with the turnaround times that he’s talking about.

Jim McIlree – Collins Stewart – Analyst

Would you hazard a guess on how large the addressable market is for that product?

Bill Van Vleet – Applied Signal Technology – CEO

Well, the addressable market -- that’s really targeted more at the ground SIGINT market. So that actually could be a factor in the profit enhance sensor program. In fact, where we would, where we would hope to participate in spiral two is by bringing the RAIDER capability to it. The current -- if you look at the competitors that are in the ground marketplace now, DRT, which was recently acquired by Boeing, is one of the companies. They are probably the market leader in the ground SIGINT marketplace, followed by I believe Harris, number two in that marketplace. I don’t have a number on the actual addressable market size, but we believe there is -- we’re seeing good adoption rates and strong interest where that could be a substantial part of our intelligence electronic warfare systems, or IEWS business.

Jim McIlree – Collins Stewart – Analyst

Right, okay. And assuming that profit stays on schedule, when would spiral two take place?

Bill Van Vleet – Applied Signal Technology – CEO

Spiral two will be next year. This fiscal year.

Jim McIlree – Collins Stewart – Analyst

Okay. The OpEx thing, royalty, Jim, you said you expected it to still be $5 million for the year. Is that because the customer is telling you it’s probably $5 million for the year, or is that just you looking at it and not wanting to get too excited?

Jim Doyle – Applied Signal Technology – CFO

Well, it tends to be more collaborative effort with us and Comtech and what they are seeing, and what we’ve talked to them about over the last few months. And so it’s more of a collaborative effort, Jim, than -- we wanted -- we said in our K that we thought royalty revenues for ‘09 would be similar to royalty revenues for ‘08, and we thought it would be prudent to reiterate that, and it really this quarter seemed to be more of a timing issue on the receipt of those royalties.

Jim McIlree – Collins Stewart – Analyst

Okay. Bill, when you were going through the opportunities, you said the reconfigurable SIGINT was $1 million?

Bill Van Vleet – Applied Signal Technology – CEO

Yes.

Jim McIlree – Collins Stewart – Analyst

Was that part of the $32 million in orders?

Bill Van Vleet – Applied Signal Technology – CEO

Yes, it was. It was. It was a fairly small -- about $1.5 million. The significance of that was that it was the first government contract we received for the [new] ELINT system, so it was essentially the launched product there.

Jim McIlree – Collins Stewart – Analyst

Okay, and then did you say something after that, before you got to the next gen ASA?

Bill Van Vleet – Applied Signal Technology – CEO

Next gen ASA, we’re waiting to hear -- we are in negotiations right now on the ARGOS 3 program award. I think that was probably what I went to next.

Jim McIlree – Collins Stewart – Analyst

Right, okay.

Bill Van Vleet – Applied Signal Technology – CEO

That was a contract. It’s a research and development services contract that we submitted to the Navy. This was a follow-on and it’s a five-year contract that was anticipated in the $20 million to $25 million range.

Jim McIlree – Collins Stewart – Analyst

Okay, and next gen ASA?

Bill Van Vleet – Applied Signal Technology – CEO

Next gen ASA, that one, we received the proposal in February and we have already turned around the proposal. We’re waiting to hear on that award in -- I think May is what we’re anticipating. That one, it -- we had thought it would be a five-year award. It’s a -- we’re anticipating a three-year program, but the same annual volume is what we’re anticipating. So we’ve got a bid in on that. We’re waiting for source selection and evaluation.

Jim McIlree – Collins Stewart – Analyst

Okay, and I’m sorry to hog the questions, so I think I’ll just get back in line. Thank you.

Operator

Our next question comes from the line of Steve Levenson with Stifel Nicolaus. Please proceed with your question.

Steve Levenson – Stifel Nicolaus – Analyst

Thanks, good afternoon, Bill and Jim.

Bill Van Vleet – Applied Signal Technology – CEO

Hi, Steve.

Jim Doyle – Applied Signal Technology – CFO

Hi, Steve.

Steve Levenson – Stifel Nicolaus – Analyst

The indirect labor rate variance, what’s the comparison with the year-ago, please?

Jim Doyle – Applied Signal Technology – CFO

Yes, Steve, the indirect rate variance this quarter, just to reiterate is approximately $900,000 unfavorable and last year in the first quarter, it was approximately $750,000 unfavorable.

Steve Levenson – Stifel Nicolaus – Analyst

Okay, so even though it’s a little bit more, is your backlog in the situation that it shouldn’t cause a problem this year?

Jim Doyle – Applied Signal Technology – CFO

That’s correct, and -- yes, that backlog is strong. We do see good order opportunities during the remainder of the year. We see some product opportunities. We’ve talked about RAIDER. We’ve got our core suite of SIGINT products. We are building inventory, so we do anticipate being able to transfer that inventory to contract.

Steve Levenson – Stifel Nicolaus – Analyst

Great, thanks.

Bill Van Vleet – Applied Signal Technology – CEO

One more comment, Steve, and that is that it’s not unusual that that’s a seasonal number, and we typically run a deficit in the first quarter. run a deficit in the first quarter.

Jim Doyle – Applied Signal Technology – CFO

That’s a good point, Bill, right.

Steve Levenson – Stifel Nicolaus – Analyst

Right. No, just looking for the comparison because I know the last year or two you’ve been able to manage it a little bit better than the few prior to that.

Jim Doyle – Applied Signal Technology – CFO

Right.

Steve Levenson – Stifel Nicolaus – Analyst

So you talked about using the cash to add value. What’s on the wish list? What’s the hiring plan and what sort of capabilities are you looking to add to the Company’s current list? And how would you do it? Acquisition or build it yourself?

Bill Van Vleet – Applied Signal Technology – CEO

Well, combination of both. We’re looking to hire -- this year we would like to cross the 750 person mark by the end of the year, approximately the goal we’ve set. As far as where we are on that, I think the first quarter we hired 27. We had some attrition, so we had a net of 17. That’s pretty close to our plans, given that the first quarter through the holidays and all that is typically a quiet period for recruiting anyway. Most people don’t change jobs over the holiday period. So we are doing some by staffing. We are also looking -- so our growth is a combination of organic and acquisitions. We’re evaluating a range of potential companies. We’re looking basically for other good companies that are well run and in probably one of three areas. We’re obviously interested in adding a complementary capability that would deepen our competence and participation in the tactical SIGINT markets and/or in the sensors for ISR markets to enable us to have more end to end capabilities. So we would be looking at some of those competencies. And then also strengthening and enhancing our services portfolio and participation that could accelerate some of the initiatives we’ve got going for cybersecurity and intelligence/surveillance/reconnaissance services.

Steve Levenson – Stifel Nicolaus – Analyst

Okay. Is more of the activity today in the wireless area, I take it?

Bill Van Vleet – Applied Signal Technology – CEO

We are seeing -- well, we’re seeing growth opportunities across the board. We’re seeing a good amount of targets to pursue really in all three lines of our business, broadband, tactical wireless, and in sensors. But in terms of probably the highest growth in any one market, that’s probably got the largest single market growth of the three we’ve got.

Steve Levenson – Stifel Nicolaus – Analyst

Okay, thanks. And, Jim, would you think R&D would still fall in that 7% to 8% range?

Jim Doyle – Applied Signal Technology – CFO

Yes, Steve. It’s in that 7% to 8% range, is probably good estimate.

Steve Levenson – Stifel Nicolaus – Analyst

Great. Thanks very much.

Jim Doyle – Applied Signal Technology – CFO

Sure.

Operator

Our next question comes from the line of Myles Walton with Oppenheimer and Company. Please proceed with your question.

Myles Walton – Oppenheimer & Co. – Analyst

Thanks, good evening, and good quarter.

Bill Van Vleet – Applied Signal Technology – CEO

Hi, Myles.

Jim Doyle – Applied Signal Technology – CFO

Hi, Myles.

Myles Walton – Oppenheimer & Co. – Analyst

It sounded like there weren’t any one-time tax benefits in the quarter. So I’m just curious, I know in December you had been looking for about a 4 point higher rate. Was there something you were able to do with respect to the options expensing that you didn’t anticipate in December? Or is there another tax strategy employed? And how sustainable is the 39% beyond the current fiscal year?

Jim Doyle – Applied Signal Technology – CFO

I don’t have a good answer for you beyond the current fiscal year. Our -- some of that, Myles, is going to be a function of how stock-based compensation goes in the future. And that does affect our tax rate. So the best we’ve got at least for ‘09 is that 39% tax rate. The difference -- and I know in the fourth quarter conference call, we did say that we anticipated the tax rate to be in the low 40% range. There was -- the difference was how the change in our employee stock purchase plan actually made its way through our taxes for FY ‘09. And so that was the significant change and why the tax rate dropped significantly.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, but in terms of -- I guess asking it another way, the stock options expense, I had kind of anticipated that that was going to be going down a curve for a little while here, over the next couple three years. Is it still safe to say that downward trend would persist even beyond fiscal ‘09 and into ‘10 maybe?

Jim Doyle – Applied Signal Technology – CFO

Yes, slightly. We’re probably starting to get down to the low water mark of what that stock compensation expense will be.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, okay. Fair enough. And then, you know, I want to revisit the margins a little bit here. I know you said there’s $500,000 of one time related to the change in accounting, and then there’s a little bit more of the royalty. But even taking away $1 million from EBIT, it still looks like a pretty impressive margin performance and well above that target margin rate you had mentioned, Jim.

Jim Doyle – Applied Signal Technology – CFO

Yes.

Myles Walton – Oppenheimer & Co. – Analyst

And so I guess, walk us back from the edge and tell us why beyond those two things the margins were elevated in the first quarter.

Jim Doyle – Applied Signal Technology – CFO

Well, we did have good program performance. We had roughly $900,000, better program performance this year than last year. And so some of that can be a timing issue. So that helped to elevate things. We did see a greater increase in our fixed price contracts during the first quarter, especially compared to a year ago. To give you some idea of the breakout of revenues from contract types, which as you know helps to drive our margins, cost reimbursable contracts accounted for approximately 62% of this year’s revenues compared to 71% a year ago. Time and materials contracts were about 19% compared to about 19% a year ago, and then our fixed price contracts accounted for about 15% of revenues as opposed to 7%, and royalties were up a little bit. So there’s a combination of things here, Myles. It was very good quarter. Everything seemed to align very well, and maybe that gives you a little more color.

Myles Walton – Oppenheimer & Co. – Analyst

Maybe, Bill, can you -- it looks like a lot is coming out of SG&A. I can’t obviously trace out what’s being allocated there immediately, but running just under 12%, and looks like historically that run rate even ex stock options is more in the 15% range. How much of this is permanent cost takeout that you’ve been able to do over the last six to nine months, and I guess what -- is this where you’re seeing most of the benefit come through?

Jim Doyle – Applied Signal Technology – CFO

Myles, let me help with that. What we’ll provide in the future, we want to review this with our board, but what our long-term expenses would be for the various components of cost. One thing that we did in this first quarter was we changed our method of allocating indirect costs. And so one of the things that happened -- for example with G&A, we used to include all our marketing costs in G&A. We moved a fair portion of those marketing costs into contract costs. And so the marketing done that’s directly in support of our contracts, done by our divisions, is included in our contract costs, whereas last year they were all included in G&A. This year all we have in G&A as far as marketing costs is really the corporate level marketing. So we’ve got some of that movement in there. We’ve also got, like you said, reduction in the stock-based compensation expense. So it’s one thing that is driving that lower G&A rate is just the restructuring of the way we apply our indirect rates to contracts.

Myles Walton – Oppenheimer & Co. – Analyst

Okay. No, that’s fair. Is it safe to say that that move should also, I don’t want to say insulate you, but certainly reduce the volatility of your indirect rate variances creeping up on you as you have now been able to lower the overall indirect rate variance pool?

Jim Doyle – Applied Signal Technology – CFO

I’m not sure it will have the effect on the indirect rate variance, but I do believe it will position us to be more competitive, especially be more competitive for product type programs because you’ll have a lower G&A rate applied to our -- well, to our materials, we’ve just now applied material [burden] instead of a full G&A rate. So what I think it’s done is it’s positioned us to be more cost competitive.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, and, Bill, on bookings for the year, and I guess to flush out some of the color you provided on the defense outlook, I know you said 20% of your revenue is derived from the DOD, but do you have a sense as how much of your revenue actually comes from the DOD budget and then flows to your customers? And then secondly, do you think the -- I know 1Q bookings are a little light, but do you see a path that’s fairly transparent towards book to bill above 1 for the full year?

Bill Van Vleet – Applied Signal Technology – CEO

Couple of questions you had in there. In terms of the question, how much of our revenues come from the broader defense budget, well, virtually all of our revenues, or 95% come from a combined defense and intelligence community budget. That’s really our core customer marketplace. And from book to bill standpoint, it was a little light, but there are a couple of things that are just right on the cusp here. As I said, the profit enhanced, the [RSN] and ARGOS 3, and I think when those get determined, obviously our objective for the whole year is to have a book to bill closer to 1.1 throughout the year. That’s where I would like to see us get in terms of a sustainable long-term organic growth rate.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, and do you think any of the delays you’re seeing on bookings, if you are seeing any -- I guess first off, was the 1Q bookings in line with your expectations? Secondly, are you seeing any delays as a result of the shift in administration that you think could also delay 2Q?

Bill Van Vleet – Applied Signal Technology – CEO

Right. No, I don’t think we’re seeing a big delay as a result of the administration. The timing on this is we’re within a week or two of the quarter on some of these. So I think they are pretty close -- the ARGOS 3 we submitted -- as I said, we’re in negotiations on that, so quite confident that one’s going to come through. We’re just waiting for the contract to be signed and that to come out. We’ll announce that when it does, hopefully within the next couple of weeks.

As far as the overall, the impact of the administration, so forth -- as you’re well aware, the top line defense budget is estimated to be between, I don’t know, $535 billion and $540 billion, which is a bit above the FY ‘09 budget. And there’s a lot of speculation and uncertainty that’s occurring until the new budget is released on that. We may get a preview of the 2010 budget outlined this week, but we aren’t anticipating full details until April.

Now, that said, there’s lots of language, as you stay in touch with the defense kind of press and the congressional halls, that it’s fairly common knowledge that many of the large platform procurements will experience budget pressure. Programs like the F-18, F-22, the DDG-51 and the future combat systems I know are -- the [exec], that are all in the administration’s crosshairs. And Secretary Gates has stated an interest to rebalance our military priorities to provide more attention and funding to regular warfare. And if so, we expect defense electronics, linguistics, special operations and intelligence, basically all the areas we participate, will benefit from such a shift.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, and just wanted to clarify one point. You said ARGOS 3 was a $20 million $25 million -- is that the full booking that you expect on the contract award, or is that the size of the potential -- ?

Bill Van Vleet – Applied Signal Technology – CEO

Good question. That is one change. In prior years, it has been incremental. In IDIQ, we believe we’re going to see the full bookings of that amount, although the revenue’s being realized over a five-year period.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, and then last one for me is on acquisitions, you mentioned the areas you’re looking, but with the backdrop you have, the strong balance sheet, but also the questions on the overall liquidity in the market, what kind of size of deals are you looking at and has DRT in any way changed the competitive landscape?

Bill Van Vleet – Applied Signal Technology – CEO

Great question. We’re looking at targets that are what I would call small and smart -- smaller companies that are well run that really supplement our ability to execute on a broader strategy that we have to go forward to provide more value in the core markets where we are. We’re not looking for a transformational deal that would fundamentally change the type or character of this Company in terms of a large way. So it would be something that’s 10% to 20% of our annual revenue, something like that. It could be easily identified, qualified, captured, and integrated to get good operational efficiency.

Has the DRT deal changed the game? It was a very [premium] valuation. And so from that standpoint, it continues high levels expectations from those types of companies. And those are ones that we have to take a close look at if we’re ever involved in that part of the marketplace to make sure that we can deliver on to our shareholders the value from such a premium valuation.

Now, in the product space, I would say the valuations are still somewhat rich. In the services space, we’re seeing those come down to reasonable valuations. And so I think over the course of the next two to four quarters, with what’s going on in the financial and economic environment, our belief is that there will be a return, or normalization of some of the high valuations that have been out there.

Myles Walton – Oppenheimer & Co. – Analyst

What was the DRT multiple that you saw?

Bill Van Vleet – Applied Signal Technology – CEO

13 times EBITDA or -- is one thing that has been rumored. I’m not sure how accurate this information is, but I heard 13 times EBITDA and then I heard 3.5 times revenues or so.

Myles Walton – Oppenheimer & Co. – Analyst

Okay. Thanks so much.

Operator

Our next question comes from the line of Patrick McCarthy with Friedman, Billings, and Ramsey. Please proceed with your question.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Hey, guys. Congratulations on a great quarter.

Bill Van Vleet – Applied Signal Technology – CEO

Hi, Patrick. Thank you.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Just two quick questions. One is I guess are all -- I guess you were under -- you were in the process of renegotiating and aligning your rates with the customers, with your government customers -- has that been completed?

Jim Doyle – Applied Signal Technology – CFO

Yes. It has. We submitted a new rate proposal for FY ‘09 to the government and that appears to have been completed.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Okay, great. And then could you update us, and if you did this in the beginning of the call, I apologize, but could you update us on some of the facility consolidation opportunities you’ve seen in the past and maybe also give us an update on what’s going on with the Texas facility?

Bill Van Vleet – Applied Signal Technology – CEO

You bet. The facilities consolidation -- we did consolidate one of our East Coast facilities in Arlington, Virginia. We have seen slower progress in other regions of the country and it’s impacted, again, by the overall commercial real estate market there. We’ve been looking at doing more consolidation in some of the facilities we have in Sunnyvale and that’s been -- that’s lagged a bit compared to our desired objective just because that financial market -- we’re still in negotiations and still working to get in more optimum footprint. Although as we experienced more growth, that’s a dynamic and changing environment. We still -- we have facility in Allen, Texas, and we remain committed to that. We actually feel a bit better about that with the recent award of the reconfigurable SIGINT payload. Now that we’ve got government funding, we’ve got a long runway to demonstrate utility and long-term benefit of that product line and placement in Texas.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Of the new hires this year, could you say about how many would be for Texas?

Bill Van Vleet – Applied Signal Technology – CEO

We haven’t hired any in Texas yet.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

But do you have plans for it?

Bill Van Vleet – Applied Signal Technology – CEO

Of the planned ones? You know what? With the contract, with the contracts we’ve won, we believe we’re fully staffed currently in Texas. We do have some opportunities towards the end of the fiscal year, but I wouldn’t anticipate that that would increase that staffing until probably fiscal ‘10.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Okay, great. And then in the past you’ve talked about the SAS product line outside of the Singapore opportunity. I think you were talking about a couple European countries. Have you seen that move forward, or is their budget situation causing that to slow down, or any additional thoughts there?

Bill Van Vleet – Applied Signal Technology – CEO

There’s lots of interest, Patrick, but we haven’t seen any adoption yet. The foreign markets, as you know, don’t move as quickly as the domestic markets and we believe we’re -- again, the interest is there. We haven’t seen the contracts materialize yet. Although we haven’t expected them to materialize yet either. So we’re still actively pursuing and engaging the customers for future contracts there.

Patrick McCarthy – Friedman, Billings, Ramsey Group, Inc. – Analyst

Okay, great. Congratulations on the quarter.

Bill Van Vleet – Applied Signal Technology – CEO

Thanks, Patrick.

Operator

Our next question is a follow-up question from the line of Michael Lewis with BB&T Capital Markets. Please proceed with your question.

Michael Lewis – BB&T Capital Markets – Analyst

Thank you. Jim, what was your funded backlog number? And what percent will you expect to convert to revenue in [ap sig] fiscal year ‘09?

Jim Doyle – Applied Signal Technology – CFO

Mike, our backlog, which was total backlog, was about $112 million at the end of the quarter. We don’t report a funded amount, but it generally runs in the 75% to 80% of our backlog is funded. So that gives you an idea on that. As to how much will convert, a fair amount of that backlog goes over a 15 month period. So a fair amount will convert, but we do also anticipate new orders coming through here to supplement that backlog to continue our revenue growth.

Michael Lewis – BB&T Capital Markets – Analyst

Okay, and then with regard to the DRT transaction, did you guys actually bid that, or was that outside the size capabilities that you had?

Bill Van Vleet – Applied Signal Technology – CEO

That was outside our size parameters.

Jim Doyle – Applied Signal Technology – CFO

Okay. Thank you.

Operator

Our next question is a follow-up question from the line of Jim McIlree from Collins Stewart. Please proceed with your question.

Jim McIlree – Collins Stewart – Analyst

Thanks. Jim, you mentioned earlier that your fixed price contracts were, I think you said 15% of sales.

Bill Van Vleet – Applied Signal Technology – CEO

Yes.

Jim McIlree – Collins Stewart – Analyst

So $7 million or so. Is that -- was that a spike or is that a sustainable amount going forward?

Bill Van Vleet – Applied Signal Technology – CEO

It was significantly better than it was a year ago, you’re right. As far as sustainable amount -- for the full year, we do anticipate growth in product sales, but I can’t commit right now, Jim, to what we might do on a quarterly basis. But I think last year was probably the low point as far as product sales. We’ve got good opportunities this year to improve our product sales with the normal core suite of SIGINT products, plus the adoption of the RAIDER product.

Jim McIlree – Collins Stewart – Analyst

Right, okay. So a couple years ago, fiscal ‘07, fiscal ‘06, you were doing that 15% to 17%?

Bill Van Vleet – Applied Signal Technology – CEO

Correct.

Jim McIlree – Collins Stewart – Analyst

Of revenues and then you dropped down last year. Are you suggesting that you can get back up to that 15%?

Bill Van Vleet – Applied Signal Technology – CEO

Eventually.

Jim McIlree – Collins Stewart – Analyst

Okay, great. Thank you.

Operator

Our next question is a follow-up question from the line of Myles Walton from Oppenheimer and Company. Please proceed with your question.

Myles Walton – Oppenheimer & Co. – Analyst

Thanks. Just one quick one, on cash flow, it’s the first quarter in a while you’ve had negative cash from operations. What’s your outlook for the full year? And is it fair to think that you could -- you’re still in the full conversion mode, net incomes, and free cash flow?

Jim Doyle – Applied Signal Technology – CFO

Myles, we should have positive cash flow for the year. Let me elaborate a little bit on why we used so much cash in the first quarter. Accounts receivable, we used about $2 million in the quarter and that was a combination of things. We had generated more revenues than we collected obviously, but also because of the new rate structure that we introduced, we couldn’t invoice for much of the month of November. That’s all been resolved and we’re able to bill our customers. Then as far as the inventory and prepaid amounts of use of cash of almost $2 million, approximately $900,000 -- that was rate variance and then about $1 million was an increase in precontract costs during the quarter. So we do think that we’ll see that we will generate cash through operating activities for the full year.

Myles Walton – Oppenheimer & Co. – Analyst

But in terms of the goal of full conversion, net income to free cash flow, is that a realistic target for FY ‘09?

Jim Doyle – Applied Signal Technology – CFO

For FY ‘09, yes.

Myles Walton – Oppenheimer & Co. – Analyst

Okay, great. Thank you.

Operator

Gentlemen, there are no other questions in the queue at this time.

Bill Van Vleet – Applied Signal Technology – CEO

Okay. Well, again, thank you very much. We appreciate the excellent questions and your participation, and thanks for joining us this afternoon.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.